EXHIBIT O

                          OTHER INFORMATION REGARDING
                        T. ROWE PRICE ASSOCIATES, INC.

       The directors and principal executive officer of T. Rowe Price Associates, Inc. and their principal occupations are as shown below. The business address of each such person, unless otherwise indicated, is 100 East Pratt Street, Baltimore, Maryland 21202.


NAME AND POSITION WITH
PORTFOLIO MANAGER             PRINCIPAL OCCUPATION
----------------------        --------------------

George J. Collins
Director

James E. Halbkat, Jr.         President of U.S. Monitor Corporation.
Director
P.O. Box 23109
Hilton Head Island, SC  29925

Richard L. Menchel            Limited Partner of the Goldman Sachs Group L.P.
Director
85 Broad Street
2nd Floor
New York, NY  10004

John W. Rosenblum             Dean of Jepson School of Leadership Studies at
Director                      the University of Richmond; Director of:
University of Richmond        Chesapeake Corporation, Camdus Communications
Richmond, VA  23173           Corp., Comdial Corporation, and Cone Mills
                              Corporation.

Robert L. Stickland           Chairman of Loew's Companies, Inc.; Director of
Director                      Hannaford Bros., Co.
604 Two Piedmont Plaza Building
Winston-Salem, NC  27104

Philip C. Walsh               Consultant to Cyprus Annex Minerals Company
Director
Pleasant Valley
Peapack, NJ  07977

Anne Marie Whittemore         Partner of the law firm of McGuire, Woods,
Director                      Battle & Booth; Director of:  Owens and Minor,
One James Center              Inc., USF&G Corporation, the James River
Richmond, VA  23219           Corporation and Albemarle Corporation.

James S. Riepe                Director of Price-Fleming.
Vice-Chairman of the Board,
Director and Managing Director

George A. Roche               Director of Price-Fleming.
Chairman of the Board,
President and Director

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NAME AND POSITION WITH
PORTFOLIO MANAGER             PRINCIPAL OCCUPATION
----------------------        --------------------
M. David Testa                Chairman of the Board of Price-Fleming.
Vice-Chairman of the Board,
Director and Managing Director

Henry H. Hopkins              Vice President of Price-Fleming.
Director and Managing Director

Jame A. C. Kennedy III
Director and Managing Director

John H. Laport, Jr.
Director and Managing Director

William T. Reynolds
Director and Managing Director

Brian C. Rogers
Director and Managing Director

Alvin M. Younger, Jr.
Chief Financial Officer,
Managing Director, Secretary and
Treasurer                     Secretary and Treasurer of Price-Fleming.

     T. Rowe Price Associates, Inc. also acts as investment adviser to several registered investment companies having similar investment objectives and policies to those of the Fully Managed Series. For its services to each such investment company, T. Rowe Price Associates, Inc. is paid a management fee consisting of two elements: a "group" fee and an "individual" fund fee. The "group" fee varies and is based on the combined net assets of certain funds distributed by T. Rowe Price Investment Services, Inc., other than institutional or "private label" products, and funds managed and sponsored by
T. Rowe Price Associates, Inc. (excluding T. Rowe Price Index Trust, Inc.) or by Rowe Price-Fleming International, Inc. (excluding Institutional International Funds, Inc.) (the "Combined Price Funds"). Each such investment company pays, as its portion of the "group" fee, an amount equal to the ratio of its daily net assets to the daily net assets of all the Combined Price Funds. Each investment company pays a flat "individual" fund fee based on its net assets. The table below set forth the current "group" fee rate schedule at various asset levels of the Combined Price Funds:

               0.480% of the first $1 billion
               0.450% of the next $1 billion
               0.420% of the next $1 billion
               0.390% of the next $1 billion
               0.370% of the next $1 billion
               0.360% of the next $2 billion
               0.350% of the next $2 billion
               0.340% of the next $5 billion
               0.330% of the next $10 billion
               0.320% of the next $10 billion
               0.310% of the next $16 billion
               0.305% thereafter

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      The  table  below sets forth the name of each investment company  having similar investment objectives and policies to The Fully Managed Series, its approximate net assets, and the "individual" fee charged by T. Rowe Price
Associates,  Inc.  (as a percentage of average daily net assets).   The  table
also sets forth certain expense ratio limitations and the periods for which they are effective. For each investment company, T. Rowe Price Associates, Inc. has agreed to bear any fund expenses which would cause the fund's ratio of expenses to average net assets to exceed the indicated percentage limitations. The expenses borne by T. Rowe Price are subject to reimbursement
by   each   fund  through  the  indicated  reimbursement  date,  provided   no
reimbursement will be made if it would result in the fund's expense ratio exceeding its applicable limitation.


NAME OF INVESTMENT   APPROXIMATE    INDIVIDUAL  LIMITATION
REIMBURSEMENT
COMPANY              NET ASSETS     FUND FEE    PERIOD          LIMITATION DATE
------------------   -------------- ----------  --------------- ----------
-------------
T. Rowe Price Capital
  Appreciation Fund  $  895,040,412  0.30%(1)   1/1/90-12/31/93    0.0125
  12/31/95
T. Rowe Price Capital
  Appreciation
  Fund               $1,184,869,292  0.35%      1/1/90-12/31/93      1.25%
  12/31/95
T. Rowe Price
  Small-Cap Value
  Fund               $1,112,318,750  0.35%      1/1/92-12/31/93      1.25%
  12/31/95
T. Rowe Price Mid-Cap
  Growth Fund        $  419,323,081  0.35%      1/1/94-12/31/95      1.25%
  12/31/95

(1) The management fee for T. Rowe Price Capital Appreciation Fund is subject to an upward or downward adjustment depending upon whether, and to what extent, the investment performance of the Fund for a specified performance period exceeds, or is exceeded by the investment performance of the Standard & Poor's Index of 500 common stocks (S & P 500) over the same period. The annual performance adjustment will equal .02% for each percentage point the Fund's performance is above or below that of the S&P 500 during the measurement period up to a maximum annual adjustment of plus or minus .30%.

     One or more additional expense limitation periods may be implemented after the expiration of the current expense limitation. With respect to any such additional limitation period, the fund may reimburse T. Rowe Price Associates, Inc., provided the reimbursement does not result in the fund's aggregate expenses exceeding the additional expense limitation.




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